EXHIBIT 6.3

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PU RCHASE AND SALE AGREEMENT ("Amendment") is made and entered into as of November 14, 2016, by and between PACIFIC 2700 YGNACIO CORPORATION, a Delaware corporation ("Seller"), and GK DEVELOPMENT, INC., an Illinois corporation ("Buyer"), with reference to the following facts.

RECITALS

A. Seller and Buyer entered into that certain Purchase and Sale Agreement, dated as of October 5, 2016, as amended by the certain Reinstatement and First Amendment to Purchase and Sale Agreement, dated as of November 4, 2016 (as so amended, the "Existing Agreement "), pursuant to which Seller agreed to sell and Buyer agreed to purchase that certain improved real property located in the City of Walnut Creek, County of Contra Costa, State of California, located at 2700 Ygnacio Valley Road, and more particularly described in Exhibit A attached to the Existing Agreement.

B. Buyer and Seller now desire to amend the Existing Agreement on each and all of the terms, provisions and conditions contained herein.

AGREEMENT

Now THEREFORE, in consideration of the promises, terms and conditions contained herein and such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Defined Terms. All capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Existing Agreement. As used herein and in the Existing Agreement, the term "Agreement " shall mean the Existing Agreement, as amended by this Amendment.

2. Reduction of Purchase Price. The Purchase Price is hereby reduced by One Hundred Thousand Dollars. Accordingly, Section 2(a) of the Existing Agreement is hereby deleted and replaced with the following:

(a) The purchase price ("Purchase Price") for the Property shall be Fifteen Million Dollars ($15,000,000.00), subject to adjustment as provided in Section 8 below, and shall be paid as set forth in subparagraphs (b), (c) and (d) below.

3. Responsibility for Certain Leasing Costs. Notwithstanding the provisions of Section 5.1 or 5.2 of the Existing Agreement to the contrary, Seller shall be responsible for the payment of all Tenant Improvement Costs and leasing commissions payable in connection with the pending three (3)-year lease with Geosyntec Consultants. If as of the Closing any leasing commissions or Tenant Improvement Costs in connection with such pending lease have not been paid, Buyer shall receive a credit from Seller at Closing for the amount of the same, and Buyer shall assume the obligation to pay the same.

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4. Buyer's Approval Notice; No Further Right to Terminate Under Section 3.4. Provided that no later than 5:00 p.m. California time on November 14, 2016, both Seller and Buyer execute and deliver a copy of this Amendment to the other, this Amendment shall constitute Buyer 's waiver of its right to terminate the Agreement pursuant to Section 3.4 thereof, and upon such timely execution and delivery by both parties, Buyer shall have no further right to terminate the Agreement pursuant to Section 3.4 thereof.

5. Extension of Closing Date. The first sentence of Section 7.1 is hereby deleted and replaced with the following:

Provided that all of the conditions precedent to the Closing have been satisfied or waived, the Closing shall be held, and delivery of all items to be made at the Closing under the terms of this Agreement shall be made, at the offices of Escrow Holder at 8:00 a.m. California time on December 8, 2016, or such earlier date and time as Buyer and Seller may mutually agree upon in writing (the "Closing Date").

6. Ratification. Except as set forth i n this Amendment, the Existing Agreement is hereby ratified and affirmed in all respects. Except as modified by this Amendment, the terms and provisions of the Existing Agreement shall remain unchanged and are hereby ratified and confirmed. If there is any conflict between the terms and provisions of the Existing Agreement and this Amendment, the terms and provisions of this Amendment shall control and prevail.

7. Effectiveness of Amendment. This Amendment shall not be effective until executed by both Buyer and Seller.

8. Counterparts; Facsimile or Email Signatures. This Amendment may be signed i n counterparts, each of which shall be an Existing, but all of which shall constitute one agreement. This Amendment may be delivered by facsimile or by email transmittal of a PDF image, and such facsimile or PDF counterparts shall be valid and binding on Buyer and Seller with the same effect as if original signatures had been exchanged.

9. Entire Agreement. The Existing Agreement, together with all schedules and exhibits thereto, as amended by this Amendment, shall constitute the entire agreement and understanding of the parties. The Existing Agreement as amended by this Amendment may be amended or modified only by a written agreement subsequently executed by Buyer and Seller.

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IN WITNESS WHEREOF, Buyer and Seller have executed this Amendment to be effective as of the date first above written.

BUYER:	GK Development, Inc., an Illinois corporation

	By:	/s/ Garo Kholamian
	Name:	Garo Kholamian
	Title:	President

SELLER:	PACIFIC 2700 YGNACIO CORPORATION, a Delaware corporation

	By:	/s/ Joyce Yonce
	Name:	Joyce Yonce
	Title:	Assistant Secretary

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